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                                                                    Exhibit 10.3


                          [LETTERHEAD OF GLYCOGENESYS]

June 25, 2002




William O. Fabbri, Esq.
22 Homer St., #4
Brookline, MA 02445

Dear Bill:

     I am delighted to offer you the position of General Counsel for GlycoGenesys, Inc. In addition, you will be appointed to Assistant Secretary subject to approval by the Board of Directors. This position is important to our organization and we look forward to having you join us and contribute your professional expertise and technical knowledge. As you know, this position reports directly to me.

The following are the components of our offer:

     1. Base salary: Your regular full time employment will commence on September 3, 2002. You will be paid a salary at the monthly rate of $13,333.33 and consistent with the Company's payroll practices.


     2. Incentive Stock Options (ISO): On the starting date of your employment you will receive an option, intended to be an ISO, to purchase 50,000 shares of GlycoGenesys' common stock subject to approval by the Compensation Committee and pursuant to the terms of the SafeScience, Inc. 2000 Stock Incentive Plan. The exercise price will be equal to higher of (i) the closing trade price of the Common Stock on your starting date or (ii) the average of the closing trade price over the twenty day period immediately preceding your hire date. These options vest ratably over three years from the date of the grant. Options must be exercised within ten years from the grant date.

          Bonuses: You will be eligible to receive stock option and/or cash bonuses at the sole discretion of the Compensation Committee based upon the Company's and your performance. These grants are typically made, if any, following fiscal year-end.

     3. Change of control: Should the Company come under new majority ownership as the result of the company's sale or merger as defined in
          Section 12 of the SafeScience, Inc. 2000 Stock Incentive Plan, stock options granted pursuant to paragraph 2 above will automatically vest.

     4. Benefits: You are immediately eligible to receive benefits according to our benefit plans, which include fully paid health and dental coverage, short term disability insurance, long

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     term disability insurance, life insurance equal to one times your salary, not to exceed $250,000, and participation in our 401(k) Savings Plan.

5. Vacation: Your are immediately eligible to begin accruing vacation time of three weeks per year. Vacations may be taken at such times as you shall determine subject to the business needs of the Company, and approved by the President. Only five days of vacation may be carried over from one year to the next

     Other time off with pay include two personal days per year, seven sick days and holidays observed by the Company.

     GlycoGenesys is an "at-will" employer and it is important to understand that either of us can terminate our employment arrangement at any time. Your employment will be subject to proof of eligibility to be employed in the United States. Further, you must represent that you are not bound to any contract that would prohibit or restrict your employment with our firm and you will not disclose any confidential proprietary information obtained from a prior employer.

     Please sign both copies of this offer letter and return one to me no later than five business days from the date of this letter. As a condition of your employment with GlycoGenesys, you are also required to sign the enclosed Non-Disclosure and Non-Competition Agreement, which should be reviewed carefully prior to signing. Your signature indicates that we full agree on the terms of or employment relationship. These documents contain all the terms and condition of your employment and supersede any other written documents or conversations about such terms.

     We are all very excited about having you on board and look forward to working with you as a valued member of GlycoGenesys.

Sincerely,



/s/ John W. Burns

John W. Burns
Senior Vice President, CFO and Secretary



ACCEPTANCE

I accept your offer of employment as General Counsel for GlycoGenesys and am in agreement with the contents of this letter.



/s/ William O. Fabbri                            7/1/02
----------------------------                     -------------------------------
William O. Fabbri                                Date

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                          [LETTERHEAD OF GLYCOGENESYS]

     Amendment to Offer Letter and Employment Agreement dated June 25, 2002

   The Offer Letter and Employment Agreement between GlycoGenesys, Inc. and William O. Fabbri dated June 25, 2002 is amended by adding the following paragraph 6:

6. Termination of employment and severance: Should your employment with the Company be terminated due to a change of control, or for other reasons other than cause (including without limitation, a material breach of any of the terms of this offer letter by the Company not cured within 30 days of receipt of notice from you), you would be eligible to receive a lump sum severance payment equal to three times your monthly salary if such termination occurs within the first two years of your employment with the Company. The term "cause" shall mean
(i) any act of dishonesty, gross negligence or willful misconduct with respect to the Employer, including without limitation, fraud or theft, on the part of the Employee, (ii) conviction of the Employee for a felony, or (iii) the Employee's sustained failure, as determined by the Employer's Board of Directors to perform significant duties and obligations hereunder (which duties and obligations are not inconsistent with the terms of this offer of employment) after notice and thirty (30) days opportunity to care.



GlycoGenesys, Inc.




/s/  John W. Burns                                     /s/ William O. Fabbri
-----------------------                                ------------------------
John W. Burns                                          William O. Fabbri
Senior Vice President and CFO


Dated:  9/23/02